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[MERRILL LYNCH LOGO]
                                                  Merrill Lynch & Co.
                                                  Four World Financial Center
                                                  New York, New York 10080
                                                  (212) 236-3790 (Call Collect)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF
                             PIERCING PAGODA, INC.
                                       AT
                              $21.50 NET PER SHARE
                                       BY
                            JEWELRY EXPANSION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                ZALE CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, SEPTEMBER 19, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                 August 22, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by Jewelry Expansion Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Zale Corporation, a Delaware corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Piercing Pagoda, Inc., a Delaware corporation (the "Company"), at a price of $21.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 22, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") copies of which are enclosed herewith. Please furnish copies of the enclosed materials to your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated August 22, 2000.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

          4. A letter to stockholders of the Company from Richard H. Penske, Chairman and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.
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          6. Guidelines of the Internal Revenue Service for Certification of
     Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary (the "Depositary").

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 19, 2000 UNLESS THE OFFER IS EXTENDED.

     Please note the following:

          1. The Offer Price is $21.50 per Share, net to the seller in cash, without interest thereon, as set forth in the Offer to Purchase.

          2. The Offer is conditioned upon (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that would constitute a majority of the then outstanding Shares on a fully diluted basis on the date of purchase, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) certain other conditions. See Sections 1 and 14 of the Offer to Purchase.

          3. The Offer is being made for all of the issued and outstanding
     Shares.

          4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on September 19, 2000 unless the Offer is extended.

          5. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 11, 2000, by and among Parent, Purchaser and the Company (as it may be amended or supplemented from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and will become an indirect wholly owned subsidiary of Parent and the separate corporate existence of the Purchaser will cease.

          6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

          7. The Board of Directors of the Company has unanimously (i) declared that each of the Offer and the Merger is in the best interests of the Company and its stockholders and is advisable and fair to the stockholders of the Company, (ii) approved the Offer, the Merger and the Merger Agreement, and (iii) recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the stockholders of the Company.

     In order to take advantage of the Offer, share certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of book-entry delivery, an Agent's Message), and all other documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     Any Holder who desires to tender Shares and whose certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the

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Information Agent as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of purchased Shares to it or to its order pursuant to the Offer, except as otherwise provided in Instruction 6 to the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer or Morrow & Co., Inc. (the "Information Agent"), at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase. Requests for additional copies of the enclosed materials may also be directed to the Information Agent.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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